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                      November 6, 2023

       Zhu Youyi
       Chief Financial Officer
       China Natural Resources Inc.
       Room 2205, 22/F, West Tower, Shun Tak Centre
       168-200 Connaught Road Central, Sheung Wan, Hong Kong

                                                        Re: China Natural
Resources Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-26046

       Dear Zhu Youyi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Richard J. Chang